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                       Dated      8 September       1997







                         MAN SANG INTERNATIONAL LIMITED





                            ________________________

                              SHARE OPTION SCHEME
                            ________________________










                                BAKER & McKENZIE
                          14th FLOOR, HUTCHISON HOUSE
                                10 HARCOURT ROAD
                                   HONG KONG









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                                    CONTENT




Clause                        Description                       Page
------                        -----------                       ----

1.      DEFINITIONS............................................  1

2.      CONDITIONS.............................................  3

3.      DURATION AND ADMINISTRATION............................  3

4.      GRANT OF OPTION........................................  3

5.      SUBSCRIPTION PRICE.....................................  4

6.      EXERCISE OF OPTIONS....................................  4

7.      LAPSE OF OPTION........................................  6

8.      MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION....  6

9.      REORGANISATION OF CAPITAL STRUCTURE....................  7

10.     SHARE CAPITAL..........................................  7

11.     DISPUTES...............................................  8

12.     ALTERATION OF THE SCHEME...............................  8

13.     TERMINATION............................................  8

14.     MISCELLANEOUS..........................................  8




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                         MAN SANG INTERNATIONAL LIMITED

                              SHARE OPTION SCHEME


1.     DEFINITIONS

1.01   In this Scheme the following expressions have the following meanings:



"Adoption Date"      means 8 September 1997 (the date on which the Scheme is
                     adopted by resolution of the shareholders of the Company in general meeting);

"Auditors"           means the auditors for the time being of the Company;

"Board" means the board of directors of the Company or a duly authorised committee thereof;

"Commencement Date"  means, in respect of any particular Option, the date upon which the Option is accepted in accordance with the Scheme;

"Company"            means Man Sang International Limited;

"Employee"           means any full-time employee of the Company or any
                     Subsidiary including any executive director of the company or any Subsidiary;

"Grantee"            means any Employee who accepts the offer of the grant of
                     any Option in accordance with the terms of the Scheme or (where the context so permits) a person entitled to any such Option in consequence of the death of the original
                     Grantee;


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"Offer Date"          means the date on which an Option is offered to an
                      Employee;

"Option" means an option to subscribe for Shares granted pursuant to the Scheme;

"Option Period"       means a period of 2 years commencing on the expiry of 6
                      months after the Commencement Date and expiring on the last day of the 2-year period or the tenth anniversary of the Adoption Date, whichever is the earlier;

"Scheme" means this share option scheme in its present or any amended form;

"Shares" means shares of $0.10 each (or of such other nominal amount as shall result from a sub-division or a consolidation of such shares from time to time) of the Company;

"Subscription Price"  means the price per Share at which a Grantee may subscribe for Shares on the exercise of an Option as described in Clause 5;

"Subsidiary"          means a company which is for the time being and from time
                      to time a subsidiary (within the meaning of Section 2 of the Companies Ordinance, Chapter 32 of the Laws of Hong
                      Kong, as amended from time to time) of the Company;

"trading day"         means a day on which The Stock Exchange of Hong Kong
                      Limited is open for the trading of securities; and

"$"                   means Hong Kong dollars.



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1.02 Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of the Scheme. References herein to Clauses are to clauses of this Scheme.


2.   CONDITIONS

     This Scheme shall take effect subject to the passing of the necessary resolution to adopt the Scheme by the shareholders of the Company in general meeting and is conditional upon the Listing Committee of The Stock Exchange of Hong Kong Limited granting approval of this Scheme and any Options which may be granted under this Scheme and the listing of and permission to deal in any Shares to be issued pursuant to the exercise of Options under this Scheme.


3.   DURATION AND ADMINISTRATION

3.01 Subject to Clause 13, the Scheme shall be valid and effective for a period of 10 years commencing on the Adoption Date, after which period no further Options will be issued but the provisions of this Scheme shall remain in full force and effect in all other respects.

3.02 The Scheme shall be subject to the administration of the Board whose decision (save as otherwise provided herein) shall be final and binding on all parties.


4.   GRANT OF OPTION

4.01 On and subject to the terms of the Scheme, the Board shall be entitled at any time and from time to time within 10 years after the Adoption Date to offer to grant to any Employee as the Board may in its absolute discretion select, and subject to such conditions as the Board may think fit, an Option to subscribe for such number of Shares as the Board may determine at the Subscription Price.

4.02 An offer of the grant of an Option shall be made to an Employee by letter in such form as the Board may from time to time determine requiring the Employee to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of the Scheme and shall remain open for acceptance by the Employee concerned for a period of 28 days from the date upon which it is made provided that no such offer shall be open for acceptance after the tenth anniversary of the Adoption Date or after the Scheme has been terminated.



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4.03 An Option shall be deemed to have been granted and accepted when the duplicate letter comprising acceptance of the Option duly signed by the Grantee together with a remittance in favour of the Company of HK$10 by way of consideration for the grant thereof is received by the Company. Such remittance shall in no circumstances be refundable.

4.04 Any offer of the grant of an Option may be accepted in respect of less than the number of Shares in respect of which it is offered provided that it is accepted in respect of such number of Shares as represents a board lot for the purposes of trading on The Stock Exchange of Hong Kong Limited or an integral multiple thereof. To the extent that the offer of the grant of an Option is not accepted within 28 days (or such shorter period referred to in Clause 4.02) in the manner indicated in Clause 4.03, it will be deemed to have been irrevocably declined.


5.   SUBSCRIPTION PRICE

     The Subscription Price shall be determined by the Board being not less than 80 per cent of the average of the closing prices of the Shares on The Stock Exchange of Hong Kong Limited as stated in such Exchange's daily quotation sheets for the 5 trading days immediately preceding the Offer Date or the nominal value of the Shares, whichever is the higher.


6.   EXERCISE OF OPTIONS

6.01 An Option shall be personal to the Grantee and shall not be assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any third party over or in relation to any Option.

6.02 An Option may be exercised in whole or in part in the manner as set out in Clauses 6.03 and 6.04 by the Grantee (or, as the case may be, his or her legal personal representatives) giving notice in writing to the Company stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. Each such notice must be accompanied by a remittance for the full amount of the Subscription Price for the Shares in respect of which the notice is given. Within 28 days after receipt of the notice and the remittance and, where appropriate, receipt of the Auditors' certificate pursuant to Clause 9, the Company shall allot the relevant Shares to the Grantee (or his or her legal personal representatives) credited as fully paid.

6.03 Subject as hereinafter provided in this Scheme, the Option may be exercised by the Grantee at any time during the Option Period provided that:-

     (a) in the event of the Grantee ceasing to be an Employee for any reason other than his



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          or her death or the termination of his or her employment on one or more of the grounds specified in Clause 7(d), the Grantee may exercise the Option up to his or her entitlement at the date of cessation (to the extent not already exercised) within the period of 1 month following the date of such cessation, which date shall be the last actual working day with the Company or the relevant Subsidiary whether salary is paid in lieu of notice or not;

     (b) in the event that the Grantee ceases to be an Employee by reason of death and none of the events which would be a ground for termination of his or her employment under Clause 7(d) arises, the legal personal representative(s) of the Grantee shall be entitled within a period of 12 months from the date of death (or such longer period as the Board may determine) to exercise the Option in full (to the extent not already exercised);

     (c) if a general offer (whether by takeover offer or scheme of arrangement or otherwise in like manner) is made to all the holders of Shares (or all such holders other than the offeror and /or any person controlled by the offeror and/or any person acting in concert with the offeror) and such offer becomes or is declared unconditional, the Grantee (or his or her legal personal representatives) shall be entitled to exercise the Option in full (to the extent not already exercised) at any time within 14 days after the date on which the offer becomes or is declared unconditional; and

     (d) in the event of an effective resolution being passed for the voluntary winding-up of the Company, the Grantee (or his or her legal personal representatives) may by notice in writing to the Company within 21 days after the date of such resolution elect to be treated as if the Option (to the extent not already exercised) had been exercised immediately before the passing of such resolution either to its full extent or to the extent specified in the notice, such notice to be accompanied by a remittance for the full amount of the Subscription Price for the Shares in respect of which the notice is given, whereupon the Grantee will be entitled to receive out of the assets available in the liquidation pari passu with the holders of Shares such sum as would have been received in respect of the Shares the subject of such election.

6.04 The Shares to be allotted upon the exercise of an Option will be subject to all the provisions of the bye-laws of the Company for the time being in force and will rank pari passu with the fully paid Shares in issue on the date of allotment and accordingly will entitle the holders to participate in all dividends or other distributions paid or made on or after the date of allotment other than any dividend or other distribution previously declared or recommended or resolved to be paid or made with respect to a record date which shall be before the date of allotment.




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7.    LAPSE OF OPTION

      An Option shall lapse automatically (to the extent not already exercised) on the earliest of:

      (a)  subject to Clause 6.03(b), the expiry of the Option Period;

      (b)  the expiry of any of the periods referred to in Clause
           6.03(a), (b), (c) or (d);

      (c) subject to Clause 6.03(d), the date of the commencement of the winding-up of the Company;

      (d) the date on which the Grantee ceases to be an Employee by reason of the termination of his or her employment on any one or more of the grounds that he or she has been guilty of misconduct, or has committed an act of bankruptcy or has become insolvent or has made any arrangement or composition with his or her creditors generally, or has been convicted of any criminal offence involving his or her integrity or honesty or (if so determined by the Board) on any other ground on which an employer would be entitled to terminate his or her employment at common law or pursuant to any applicable laws or under the Grantee's service contract with the Company or the relevant Subsidiary. A resolution of the Board or the board of directors of the relevant Subsidiary to the effect that the employment of a Grantee has or has not been terminated on one or more of the grounds specified in this Clause 7(d) shall be conclusive; or

      (e)  the date on which the Grantee commits a breach of Clause
           6.01.


8.    MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION

      8.01 The maximum number of Shares in respect of which Options may be granted (together with Options exercised and Options then outstanding) under the Scheme will not, when aggregated with any Shares subject to any other schemes involving the issue or grant of options over Shares or other securities by the Company to, or for the benefit of, directors, executives and/or employees of the Group, exceed such number of Shares as shall represent 10 per cent of the issued share capital of the Company from time to time excluding any Shares issued upon the exercise of Options granted pursuant to the Scheme.

      8.02 No employee shall be granted an Option which, if exercised in full, would result in such Employee becoming entitled to subscribe for such number of Shares as when aggregated with the total number of Shares already issued under all the Options previously granted to him which have been exercised and issuable under all the Options previously granted to him which are for the time being subsisting and


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           unexercised, would exceed 25 per cent of the aggregate number of
           Shares for the time being issued and issuable under the Scheme.

      8.03 Subject to Clauses 8.01 and 8.02, the number of Shares subject to Options and to the Scheme may be adjusted, in such manner as the Auditors shall certify in writing to the Board to be fair and reasonable, in the event of any alternation in the capital structure of the company whether by way of capitalization of profits or reserves, rights issue, consolidation, subdivision or reduction of the share capital of the Company provided that no such adjustment shall be made in the event of an issue of Shares as consideration in respect of a transaction to which the Company is a party.


9.    REORGANISATION OF CAPITAL STRUCTURE

      In the event of any alteration in the capital structure of the Company whilst any Option remains exercisable, whether by way of capitalization of profits or reserves, rights issue, consolidation, subdivision or reduction of the share capital of the Company (other than an issue of Shares as consideration in respect of a transaction to which the Company is a party), such corresponding alterations (if any) shall be made in:

      (a) the number of Shares subject to the Option so far as unexercised; and/or

      (b)  the Subscription Price; and/or

      (c)  the method of exercise of the Option,

      as the Auditors shall certify in writing to the Board to be in their opinion fair and reasonable, provided that any alteration shall be made on the basis that the proportion of the issued share capital of the Company to which a Grantee is entitled after such alteration shall remain the same as that to which he was entitled before such alteration, but so that no such alteration shall be made the effect of which would be to enable any Share to be issued at less than its nominal value. The capacity of the Auditors in this Clause 9 is that of experts and not of arbitrators and their certification shall be final and binding on the Company and the Grantees.


10.   SHARE CAPITAL

      The exercise of any Option shall be subject to the members of the Company in general meeting approving any necessary increase in the authorised share capital of the Company. Subject thereto the Board shall make available sufficient authorised but unissued share capital of the Company to meet subsisting requirements on the exercise of Options.



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11.     DISPUTES

        Any dispute arising in connection with the Scheme (whether as to the number of Shares the subject of an Option, the amount of the Subscription Price or otherwise) shall be referred to the decision of the Auditors who shall act as experts and not as arbitrators and whose decision shall be final and binding.


12.     ALTERATION OF THE SCHEME

        The Scheme may be altered in any respect by resolution of the Board except that the provisions of the Scheme as to:

        (a) the definitions of "Employee" and "Grantee" and "Option Period" in Clause 1.01; and

        (b) the provisions of Clauses 3.01, 4.01, 4.02, 5, 6, 7, 8, 9 and this Clause 12 shall not be altered to the advantage of Grantees or prospective Grantees except with the prior sanction of a resolution of the Company in general meeting, provided that no such alteration shall operate to affect adversely the terms of issue of any Option granted or agreed to be granted prior to such alteration except with the consent or sanction of such number of Grantees as shall together hold Options in respect of not less than three-fourths in nominal value of all Shares then subject to Options granted under the Scheme and provided further that any alterations to the terms and conditions of the Scheme which are of a material nature shall first be approved by The Stock Exchange of Hong Kong Limited, except where such alterations take effect automatically under the existing terms of the Scheme.


13.     TERMINATION

        The Company by resolution in general meeting or the Board may at any time terminate the operation of the Scheme and in such event no further Options will be offered but the provisions of the Scheme shall remain in force in all other respects.


14.     MISCELLANEOUS

14.01 The Company shall bear the costs of establishing and administering the Scheme.

14.02 A Grantee shall be entitled to receive copies of all notices and other documents sent by Company to holders of Shares.



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14.03   Any notice or other communication between the Company and a Grantee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its principal place of business in Hong Kong at 21st Floor, Railway Plaza, 39 Chatham Road South, Tsimshatsui, Hong Kong or as notified to the Grantees from time to time and, in the case of the Grantee, his or her address in Hong Kong as notified to the Company from time to time.

14.04   Any notice or other communication served by post:

        (a) by the Company shall be deemed to have been served 24 hours after the same was put in the post; and

        (b) by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.


14.05 A Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his or her participation in the Scheme.

14.06 The Scheme and all Options granted hereunder shall be governed by and construed in accordance with Hong Kong law.



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